The Gabelli Convertible & Income Securities Fund Inc. N-CSR

Exhibit 99.(c)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in The Gabelli Convertible and Income Securities Fund, Inc.’s Registration Statement on Form N-2 of our report dated March 1, 2023, relating to the financial statements and financial highlights, which appears in The Gabelli Convertible and Income Securities Fund, Inc.’s Annual Report on Form N-CSR for the year ended December 31, 2022. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ Tait Weller & Baker LLP

Philadelphia, Pennsylvania
March 9, 2023